Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 20, 2025, with respect to the consolidated balance sheet of Processa Pharmaceutical, Inc. (the “Company”) as of December 31, 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, in (i) the Company’s Registration Statement on Form S-1 (No. 333-283986), (ii) the Company’s Registration Statements on Form S-3 (No. 333-279588 and No. 333-254983), and (iii) the Company’s Registration Statement on Form S-8 (No. 333-280952).

/s/ Cherry Bekaert LLP

Tampa, Florida

March 20, 2025